Registration No. 333-
As filed with the United States Securities and Exchange Commission on May 16, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLEXUS CORP.
(Exact name of registrant as specified in its charter)

Wisconsin	39-134447
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Jewelers Park Drive Neenah, Wisconsin	54957-0156
(Address of Principal Executive Offices)	(Zip Code)

PLEXUS CORP.
2008 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

ANGELO M. NINIVAGGI	Copy to:
Vice President, General Counsel and Secretary	KENNETH V. HALLETT
PLEXUS CORP.	Quarles & Brady LLP
55 Jewelers Park Drive	411 East Wisconsin Avenue
P.O. Box 156	Milwaukee, Wisconsin 53202
Neenah, Wisconsin 54957-0156
(Name and address of agent for service)
(920) 722-3451
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $.01 per share	5,500,000 shares	(2)	$138,842,695 (2)	$5,456.52
Preferred Stock Purchase Rights	(3)	(3)	(3)	(3)

(1)	The Plexus Corp. 2008 Long-Term Incentive Plan (the “Plan”) provides by its terms for the issuance of up to 5,500,000 shares of the Registrant’s Common Stock, par value $.01 per share (the “Common Stock”). The Plan provides for possible adjustment of the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock and Performance Stock, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 5,500,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, at the rate of $39.30 per million. The offering price is based on Stock Options and SARs for 134,250 shares, which were issued pursuant to the Plan on April 28, 2008, at $24.21 per share, and the remaining 5,365,750 shares based upon $25.27 per share, which is the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Global Select Market on May 9, 2008. The actual offering price for future awards will be determined in accordance with the terms of the Plan.

(3)	One Preferred Stock Purchase Right is issued in tandem with each share of Common Stock. The value attributable to the Preferred Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached. Includes registration of shares of the Registrant’s Preferred Stock and Common Stock underlying such Rights. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Plexus Corp. (the “Registrant”) (Commission File No. 000-14824) with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 29, 2007, and March 29, 2008;
     (c) The Registrant’s Current Reports on Form 8-K dated November 15, 2007, January 3, 2008, February 13, 2008, February 25, 2008, and April 4, 2008;
     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated July 18, 1986, as amended by Amendment No. 2 thereto dated May 20, 1999; and
     (e) The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, dated August 17, 1998, as amended by Amendment No. 1 thereto dated December 6, 2000.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions providing for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the Registrant or any other person) to which he or she was a party because of being a director or officer. Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless liability was incurred because he or she breached or failed to perform a duty to the Registrant and the breach or failure constitutes any of the following: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which he or she has a material conflict of interest; (ii) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which he or she derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.
     Section 180.0851(2)(c) of the WBCL specifies that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Section 180.0853 of the WBCL permits the Registrant to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required.
     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
     Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
     Article VIII of the Registrant’s Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          ....
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the Registrant is relying on Rule 430B:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     ....
     (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neenah, State of Wisconsin, on May 16, 2008.

PLEXUS CORP. (Registrant)
By:	/s/ Dean A. Foate
Dean A. Foate
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean A. Foate, Ginger M. Jones and Angelo M. Ninivaggi, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity

/s/ Dean A. Foate	President, Chief Executive Officer and

Dean A. Foate	Director (Principal Executive Officer)

/s/ Ginger M. Jones	Vice President and Chief Financial Officer

Ginger M. Jones	(Principal Financial Officer)

/s/ Simon J. Painter	Corporate Controller (Principal Accounting

Simon J. Painter	Officer)

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Name	Capacity

/s/ Ralf R. Böer	Director

Ralf R. Böer

/s/ Stephen P. Cortinovis	Director

Stephen P. Cortinovis

/s/ David J. Drury	Director

David J. Drury

/s/ Peter Kelly	Director

Peter Kelly

/s/ John L. Nussbaum	Director

John L. Nussbaum

/s/ Michael V. Schrock	Director

Michael V. Schrock

/s/ Dr. Charles M. Strother	Director

Dr. Charles M. Strother

*	Each of these signatures is affixed as of May 16, 2008.

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PLEXUS CORP.
(the “Registrant”)
(Commission File No. 000-14824)
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit			Filed
Number	Description	Incorporated Herein by Reference To	Herewith
4.1	Restated Articles of Incorporation of Plexus Corp., as amended through March 13, 2001	Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

4.2	Amended and Restated Bylaws of Plexus Corp., adopted on February 13, 2008	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated February 13, 2008.

4.3	Amended and Restated Shareholder Rights Agreement, dated as of August 13, 1998, (as amended through November 14, 2000) between Plexus and Firstar Bank, N.A. (n/k/a US Bank, N.A.) as Rights Agent, including form of Rights Certificates	Exhibit 1 to the Registrant’s Form 8-A/A, filed on December 6, 2000.

4.4	Agreement of Substitution and First Amendment to the Amended and Restated Shareholder Rights Agreement dated as of December 5, 2002	Exhibit 4.2(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

4.5	Plexus Corp. 2008 Long-Term Incentive Plan	Appendix A to Registrant’s Definitive Proxy Statement for its 2008 Annual Meeting of Shareholders on Schedule 14A, filed on December 17, 2007.

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of PricewaterhouseCoopers LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5

24	Powers of Attorney		Contained in Signatures page to this Registration Statement

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